Exhibit 99.1

Battalion Oil Corporation to raise approximately $15 million

Houston, Texas, Mar. 3, 2026 (GLOBE NEWSWIRE) -- Battalion Oil Corporation (NYSE American: BATL, “Battalion” or the “Company”) today announced that it has entered into a definitive agreement to raising approximately $15 million at a price of $5.50 per share of common stock and or common stock equivalents in lieu thereof in the form of a prefunded warrant with a new fundamental institutional investor.

Roth Capital Partners served as sole placement agent. After the placement agent fees and estimated offering expenses payable by the Company, Battalion expects to receive net proceeds of approximately $14.1 million. The offering is expected to close on March 4, 2026, subject to customary closing conditions.

Battalion Oil Corporation intends to use the net proceeds from the offering for working capital and general corporate purposes.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended or applicable under state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. As part of the transaction, the Company has agreed to file a resale registration statement on Form S-3 with the Securities and Exchange Commission within 20 days of the closing for purposes of registering the resale of the shares of common stock and warrants issued in the private placement

This notice is issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

This increase in processing capability has allowed the Company to benefit from additional flow assurance and operational reliability, resulting in an increase in Battalion’s average oil production of approximately 1,200 net barrels of oil per day month-to-date in January as compared to the Company’s December average.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

About Battalion

Battalion Oil Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact

BATTALION OIL CORPORATION
Matthew B. Steele
Chief Executive Officer
832-538-0300 | www.battalionoil.com